Exhibit 99.1

The TJX Companies, Inc. Reports Q3 FY18 Results

  Net sales increased 6% to $8.8 billion over last year’s 7% increase
  Consolidated comparable store sales were flat compared to last year’s 5% increase
  Consolidated customer traffic and merchandise margin were up
  Diluted EPS was $1.00, at the high end of Company’s guidance
  Diluted EPS of $1.00 was a 20% increase over the prior year’s GAAP EPS of $.83 and a 10% increase over the prior year’s adjusted EPS of $.91, which excludes the combined $.08 impact from a debt extinguishment charge and a pension settlement charge
  Q3 FY18 EPS includes an estimated $.03 negative impact due to the hurricanes during the third quarter
  Maintains high end of full year Fiscal 2018 EPS and comparable store sales growth outlook
  Returned $547 million to shareholders in the third quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 14, 2017--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 28, 2017. Net sales for the third quarter of Fiscal 2018 increased 6% to $8.8 billion and consolidated comparable store sales were flat compared to last year’s 5% increase. Net income for the third quarter was $641 million. Diluted earnings per share were $1.00, a 20% increase over the prior year’s GAAP EPS of $.83 and a 10% increase over the prior year’s adjusted EPS of $.91, which excludes the combined $.08 impact of last year’s debt extinguishment charge and pension settlement charge.

For the first nine months of Fiscal 2018, net sales were $24.9 billion, a 5% increase over last year’s 8% increase. Consolidated comparable store sales increased 1% over last year’s 5% increase. Net income for the first nine months of Fiscal 2018 was $1.7 billion and diluted earnings per share were $2.67, a 10% increase over the prior year’s GAAP EPS of $2.43 and a 6% increase over the prior year’s adjusted EPS of $2.51.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “For the third quarter, consolidated comparable store sales were flat versus last year’s strong 5% increase. Earnings per share were $1.00, which was at the high end of our plan. Certainly, the hurricanes had a negative impact during the quarter. Our greatest concern is the well-being of our Associates, their families, our customers and everyone affected by these natural disasters, and our hearts go out to the people who have been impacted. Additionally, we believe that warmer temperatures in the U.S. during the quarter dampened demand for apparel at our Marmaxx division. While sales were not as strong as we would have liked, we were pleased that sales trends at Marmaxx improved as the weather turned more seasonable. Further, customer traffic, or transactions, were strong and up at every major division. Importantly, our consolidated merchandise margin increased, which we believe speaks to the flexibility of our off-price business model. Overall, our organization sharply executed our off-price fundamentals of opportunistic buying, lean inventory discipline, and being strategic and targeted in the flow of merchandise to our stores, which helped drive margins.

“Looking ahead, the fourth quarter is off to a strong start and we see numerous opportunities for the holiday selling season across our retail banners. We have excellent inventory liquidity to capitalize on the plentiful opportunities we are seeing for quality, branded merchandise in the marketplace. We will be offering consumers eclectic gift selections from around the world, at compelling, off-price values, and shipping fresh assortments to our stores and online throughout December and beyond. We have many initiatives underway to drive sales and traffic and are excited about our marketing campaigns. We are confident that we will achieve our goals for 2017 and as always, we will strive to surpass them. We have enormous confidence in the continued, successful growth of TJX!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1,2,3]		Net Sales ($ in millions)[4,5]
	FY2018	FY2017	FY2018	FY2017

Marmaxx[6,7]	-1%	+5%	$5,298	$5,253
HomeGoods[8]	+3%	+6%	$1,229	$1,078
TJX Canada	+4%	+8%	$983	$855
TJX International (Europe & Australia)	+1%	0%	$1,252	$1,105

TJX	0%	+5%	$8,762	$8,292

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com. 3FY2018 comparable store sales exclude 37 stores (primarily in Puerto Rico) that were significantly impacted by hurricanes during the quarter. 4Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 5Figures may not foot due to rounding. 6Combination of TJ Maxx and Marshalls. 7Net sales include Sierra Trading Post. 8Net sales in FY2018 include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

For the third quarter of Fiscal 2018, the movement in foreign currency exchange rates had a one percentage point positive impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.04 positive impact on third quarter Fiscal 2018 earnings per share, compared with a neutral impact last year.

For the first nine months of Fiscal 2018, the movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.01 positive impact on earnings per share in the first nine months of Fiscal 2018, compared with a $.01 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the third quarter of Fiscal 2018, the Company’s consolidated pretax profit margin was 11.6%. This was a 0.9 percentage point increase compared with the prior year’s 10.7% margin and down 0.1 percentage point compared with the prior year’s adjusted 11.7% margin, which excluded a debt extinguishment charge and pension settlement charge.

Gross profit margin for the third quarter of Fiscal 2018 was 29.8%, up 0.3 percentage points versus the prior year. This was due to gains related to the Company’s inventory hedges as well as an increase in merchandise margin, partially offset by higher supply chain costs and expense deleverage on the flat consolidated comparable store sales.

Selling, general and administrative costs as a percent of sales were 18.1%, up 0.5 percentage points versus the prior year’s ratio, primarily due to expenses from hurricanes and wage increases.

Inventory

Total inventories as of October 28, 2017, were $4.7 billion, compared with $4.4 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of October 28, 2017, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 2% on a reported basis and down 4% on a constant currency basis. The Company enters the fourth quarter in an excellent inventory position, and has plenty of liquidity to take advantage of the plentiful buying opportunities in the marketplace and ship constantly changing gift assortments to its stores throughout the holiday season.

Shareholder Distributions

During the third quarter, the Company repurchased a total of $350 million of TJX stock, retiring 4.9 million shares. During the first nine months of the year, the Company repurchased a total of $1.25 billion of TJX stock, retiring 16.9 million shares. The Company continues to expect to repurchase approximately $1.5 to $1.8 billion of TJX stock in Fiscal 2018. The Company may adjust this amount up or down depending on various factors. Through its dividend program, under which the current per share dividend represents a 20% increase versus last year, the Company returned to shareholders $197 million in the third quarter and $567 million in the first nine months of the year.

Fourth Quarter and Full Year Fiscal 2018 Outlook

For the fourth quarter of Fiscal 2018, the Company expects diluted earnings per share to be in the range of $1.25 to $1.27, a 21% to 23% increase over the prior year’s EPS of $1.03. Excluding an approximate $.11 benefit from the extra week in the fourth quarter, the Company expects adjusted earnings per share to be in the range of $1.14 to $1.16, an 11% to 13% increase over the prior year. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 1%. The Company also anticipates that the combination of foreign currency and transactional foreign exchange will positively impact EPS growth by 1%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the 53-week fiscal year ending February 3, 2018, the Company is maintaining the high end of its earnings per share guidance. The Company expects diluted earnings per share in the range of $3.91 to $3.93. This represents a 13% to 14% increase over the prior year’s EPS of $3.46. The Company’s full-year guidance includes an expected benefit of approximately $.11 per share from the 53rd week in the Company’s Fiscal 2018 calendar. Excluding this benefit, the Company expects adjusted diluted earnings per share to be in the range of $3.80 to $3.82. This would represent an 8% increase over the prior year’s adjusted EPS of $3.53, which excludes the combined $.07 impact of last year’s debt extinguishment and pension settlement charges from GAAP EPS of $3.46. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. The Company also anticipates that the combination of foreign currency and transactional foreign exchange will positively impact EPS growth by 1% and that the change in accounting rules for share-based compensation will positively impact EPS growth by 1%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2018 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Stores by Concept

During the third quarter ended October 28, 2017, the Company increased its store count by 139 stores to a total of 4,052 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations*		Gross Square Feet**
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
TJ Maxx	1,194	1,219	33.6	34.0
Marshalls	1,043	1,057	30.9	31.0
HomeGoods	619	660	14.9	15.7
Sierra Trading Post	16	26	0.4	0.6
Homesense	0	3	0.0	0.1
In Canada:
Winners	258	265	7.2	7.4
HomeSense	112	117	2.6	2.7
Marshalls	63	72	1.8	2.0
In Europe:
TK Maxx	522	540	15.5	15.8
Homesense	51	55	1.1	1.1
In Australia:
TK Maxx	35	38	0.8	0.8

TJX	3,913	4,052	108.7	111.3

*Store counts above include both banners within a combo or a superstore.
**Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 28, 2017, the end of the Company’s third quarter, the Company operated a total of 4,052 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,219 TJ Maxx, 1,057 Marshalls, 660 HomeGoods, 26 Sierra Trading Post, and 3 Homesense stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 265 Winners, 117 HomeSense, and 72 Marshalls stores in Canada; 540 TK Maxx and 55 Homesense stores, as well as tkmaxx.com, in Europe; and 38 TK Maxx stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2018 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2018 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 21, 2017, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	13 Weeks Ended		39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net sales	$8,762,220	$8,291,688	$24,903,944	$23,716,097

Cost of sales, including buying and occupancy costs	6,150,020	5,843,873	17,652,767	16,778,977
Selling, general and administrative expenses	1,584,219	1,462,574	4,479,470	4,190,872
Loss on early extinguishment of debt	-	51,773	-	51,773
Pension settlement charge	-	31,173	-	31,173
Interest expense, net	7,981	12,462	27,499	33,918

Income before provision for income taxes	1,020,000	889,833	2,744,208	2,629,384
Provision for income taxes	378,564	340,047	1,013,536	1,009,078

Net income	$641,436	$549,786	$1,730,672	$1,620,306

Diluted earnings per share	$1.00	$0.83	$2.67	$2.43

Cash dividends declared per share	$0.31	$0.26	$0.94	$0.78

Weighted average common shares – diluted	642,881	661,721	648,672	666,632

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	October 28, 2017	October 29, 2016

ASSETS
Current assets:
Cash and cash equivalents	$2,364.2	$2,375.5
Short-term investments	511.6	450.8
Accounts receivable and other current assets	788.3	731.8
Merchandise inventories	4,725.9	4,384.2

Total current assets	8,390.0	7,942.3

Property, net of depreciation	4,858.3	4,318.8

Goodwill	196.4	196.0
Other assets	433.0	409.7

TOTAL ASSETS	$13,877.7	$12,866.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,986.4	$2,686.8
Accrued expenses and other current liabilities	2,481.6	2,207.7

Total current liabilities	5,468.0	4,894.5

Other long-term liabilities	1,160.0	1,098.5
Non-current deferred income taxes, net	374.3	317.1
Long-term debt	2,229.8	2,226.9

Shareholders’ equity	4,645.6	4,329.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,877.7	$12,866.8

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	39 Weeks Ended
	October 28, 2017	October 29, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,730.7	$1,620.3
Depreciation and amortization	532.4	492.4
Loss in early extinguishment of debt	-	51.8
Pension settlement charge	-	31.2
Deferred income tax provision	35.8	52.6
Share-based compensation	77.2	77.4
(Increase) in accounts receivable and other assets	(138.7)	(115.0)
(Increase) in merchandise inventories	(1,042.7)	(758.6)
Increase in accounts payable	733.3	525.0
Increase (decrease) in accrued expenses and other liabilities	(3.8)	213.9
Other	5.2	(78.7)

Net cash provided by operating activities	1,929.4	2,112.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(827.5)	(767.2)
Purchases of investments	(630.1)	(533.8)
Sales and maturities of investments	658.2	432.0
Other	-	(2.3)
Net cash (used in) investing activities	(799.4)	(871.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	992.5
Cash payments for extinguishment of debt	-	(425.6)
Payments for repurchase of common stock	(1,239.0)	(1,175.0)
Proceeds from issuance of common stock	89.2	110.9
Cash dividends paid	(566.9)	(481.8)
Other	(19.1)	22.3
Net cash (used in) financing activities	(1,735.8)	(956.7)

Effect of exchange rate changes on cash	40.2	(4.2)

Net (decrease) increase in cash and cash equivalents	(565.6)	280.1
Cash and cash equivalents at beginning of year	2,929.8	2,095.4

Cash and cash equivalents at end of period	$2,364.2	$2,375.5

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended		39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales:
In the United States:
Marmaxx	$5,298,479	$5,252,815	$15,550,253	$15,217,188
HomeGoods	1,228,768	1,078,373	3,506,435	3,075,472
TJX Canada	983,236	855,473	2,554,033	2,297,831
TJX International	1,251,737	1,105,027	3,293,223	3,125,606
Total net sales	$8,762,220	$8,291,688	$24,903,944	$23,716,097

Segment profit:
In the United States:
Marmaxx	$666,092	$703,092	$2,100,138	$2,154,238
HomeGoods	163,835	149,739	457,272	415,996
TJX Canada	206,472	142,491	392,581	321,942
TJX International	87,066	87,821	132,893	145,047
Total segment profit	1,123,465	1,083,143	3,082,884	3,037,223

General corporate expense	95,484	97,902	311,177	290,975

Loss on early extinguishment of debt	-	51,773	-	51,773
Pension settlement charge	-	31,173	-	31,173

Interest expense, net	7,981	12,462	27,499	33,918
Income before provision for income taxes	$1,020,000	$889,833	$2,744,208	$2,629,384

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the third quarter ended October 28, 2017, TJX repurchased 4.9 million shares of its common stock at a cost of $350 million. For the nine months ended October 28, 2017, TJX repurchased 16.9 million shares of its common stock at a cost of $1.25 billion. In February 2017, the Company announced that the Board of Directors approved an additional $1 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On September 7, 2016 TJX issued $1.0 billion of 2.250% ten year notes. The Company used a portion of the proceeds to redeem its $375 million 6.950% notes prior to their scheduled maturity of April 15, 2019. On October 12, 2016 the Company completed the redemption of these notes and recorded a pre-tax loss on the early extinguishment of debt of $51.8 million.

In addition, during the third quarter ended October 29, 2016 TJX offered eligible, former TJX Associates, who had not yet commenced receiving their pension benefit, an opportunity to receive a lump sum payout of their vested pension benefit. On October 21, 2016 the Company’s pension plan paid $103.7 million from pension plan assets to those who accepted this offer, thereby reducing its pension benefit obligations. The transaction had no cash impact on TJX but did result in a non-cash pre-tax pension settlement charge of $31.2 million.

The company has presented non-GAAP measures in this earnings release excluding the impact of these two third quarter charges.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323